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                                   EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                             LARK TECHNOLOGIES, INC.



     LARK TECHNOLOGIES, Inc., a Delaware corporation (the "Corporation"), does hereby certify that:

     FIRST: This Certificate of Amendment amends the provisions of the Corporation's Certificate of Incorporation (the " Certificate of
Incorporation").

     SECOND: The terms and provisions of this Certificate of Amendment have been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware and shall become effective at 6:00 p.m., Eastern Time, on August 28, 2003.

     THIRD: Article Fourth of the Certificate of Incorporation is hereby amended by adding as the first paragraph thereof, the following:

     "Without regard to any other provision of this Certificate of Incorporation, each one (1) share of Common Stock (as defined below), either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is hereby automatically reclassified and changed (without any further act) into one-one hundredth (1/100th) of a fully-paid and nonassessable share of Common Stock, without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares shall be issued to any holder of fewer than 100 shares of Common Stock immediately prior to the time this amendment becomes effective, and that instead of issuing such fractional shares, the Corporation shall pay in cash the fair value of such fractional share as of the time when this amendment becomes effective.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized as of the 28th day of August, 2003.


                                  By: /s/  Carl W. Balezentis
                                      -----------------------------------------
                                      Carl W. Balezentis, President and
                                      Chief Executive Officer